Exhibit 99.2

ENBRIDGE INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On August 1, 2018, Enbridge Inc (“we,” “our,” “us,” or Enbridge”), announced that our indirect subsidiary Enbridge (U.S.) Inc. (the “Selling Subsidiary”), completed the sale of its indirect subsidiary Midcoast Operating, L.P. and its subsidiaries (collectively, “Midcoast”) (“the Transaction”), which conduct our natural gas and natural gas liquids gathering, processing, transportation and marketing businesses, to AL Midcoast Holdings, LLC, an affiliate of ArcLight Capital Partners, LLC. Pursuant to the terms of that certain Securities Purchase Agreement, dated as of May 9, 2018, by and between the Selling Subsidiary and AL Midcoast Holdings, LLC, as amended by the Amendment to Securities Purchase Agreement, dated as of July 6, 2018, we disposed of Midcoast for cash proceeds of approximately US$1.1 billion.

The accompanying unaudited pro forma condensed consolidated statement of financial position as at March 31, 2018, and the unaudited pro forma condensed consolidated statements of earnings for the three months ended March 31, 2018, and the year ended December 31, 2017, (the “Unaudited Pro Forma Statements”) have been prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP) and Regulation S-X. Accounting policies used in the preparation of the Unaudited Pro Forma Statements are consistent with those disclosed in our audited consolidated financial statements as at and for the year ended December 31, 2017, (the “Annual Financial Statements”) and the unaudited consolidated financial statements as at and for the three months ended March 31, 2018 (the “Interim Financial Statements”).

The note disclosure requirements of annual consolidated financial statements provide additional disclosures to that required for pro forma condensed consolidated financial statements. The Unaudited Pro Forma Statements have been prepared from the Interim Financial Statements and the Annual Financial Statements, and should be read in conjunction with the Interim Financial Statements and the Annual Financial Statements.

The accompanying unaudited pro forma condensed consolidated statement of financial position as at March 31, 2018, has been prepared to give effect to the Transaction as if it had occurred on March 31, 2018. The unaudited pro forma condensed consolidated statements of earnings for the three months ended March 31, 2018, and the year ended December 31, 2017 have been prepared to give effect to the Transaction as if it had occurred on January 1, 2017.

The pro forma adjustments are based on the best information available and assumptions that we believe are factually supportable and reasonable; however, such adjustments are subject to change. The unaudited pro forma condensed consolidated financial information is for illustrative and informational purposes only and is not intended to reflect what our consolidated statements of income would have been had the Transaction occurred on the dates indicated and is not necessarily indicative of our future consolidated statements of income.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(Unaudited)

As at March 31, 2018 (millions of Canadian dollars)	Enbridge Historical	Pro Forma Adjustments	Notes	Pro Forma
Assets
Current assets	7,914	1,154	(a),(b)	9,068
Property, plant and equipment, net	92,521	(26)	(a)	92,495
Long-term investments	17,360	(437)	(a)	16,923
Goodwill	35,168	(257)	(j)	34,911
Other long-term assets	10,531	(225)	(a),(i)	10,306
Total assets	163,494	209		163,703
Liabilities and equity
Current liabilities	12,772	(243)	(a),(k)	12,529
Long-term debt	61,191	—		61,191
Other long-term liabilities	8,390	330	(a),(k)	8,720
Deferred income taxes	9,812	88	(l)	9,900
Total liabilities	92,165	175		92,340
Redeemable noncontrolling interests	3,815			3,815
Equity
Share Capital
Preference Shares	7,747	—		7,747
Common shares	51,127	—		51,127
Additional paid-in capital	4,313	—		4,313
Deficit	(1,982)	34	(m)	(1,948)
Accumulated other comprehensive income/(loss)	329	—		329
Reciprocal shareholding	(102)	—		(102)
Total Enbridge Inc. shareholders’ equity	61,432	34		61,466
Noncontrolling interests	6,082	—		6,082
	67,514	34		67,548
Total liabilities and equity	163,494	209		163,703

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial statement.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

Three months ended March 31, 2018 (millions of Canadian dollars, except per share amounts)	Enbridge Historical	Pro Forma Adjustments	Notes	Pro Forma
Operating revenues
Commodity sales	7,268	(647)	(c)	6,621
Gas distribution sales	1,926	—		1,926
Transportation and other services	3,532	(42)	(c)	3,490
Total operating revenues	12,726	(689)		12,037
Operating expenses
Commodity costs	6,997	(563)	(c)	6,434
Gas distribution costs	1,324	—		1,324
Operating and administrative	1,641	(78)	(d)	1,563
Depreciation and amortization	824	(3)	(d)	821
Asset impairment	1,062	(913)	(d)	149
Total operating expenses	11,848	(1,557)		10,291
Operating income	878	868		1,746
Income from equity investments	335	(12)	(e)	323
Other expense	(120)	—		(120)
Interest expense	(656)	—		(656)
Earnings before income taxes	437	856		1,293
Income tax recovery/(expense)	73	(194)	(f)	(121)
Earnings	510	662		1,172
Loss attributable to noncontrolling interests and redeemable noncontrolling interests	24	—		24
Earnings attributable to controlling interests	534	662		1,196
Preference share dividends	(89)	—		(89)
Earnings attributable to common shareholders	445	662		1,107
Earnings per common share attributable to common shareholders	0.26			0.66
Diluted earnings per common share attributable to common shareholders	0.26			0.66

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial statement.

Year ended December 31, 2017 (millions of Canadian dollars, except per share amounts)	Enbridge Historical	Pro Forma Adjustments	Notes	Pro Forma
Operating revenues
Commodity sales	26,286	(2,909)	(c)	23,377
Gas distribution sales	4,215	—		4,215
Transportation and other services	13,877	(167)	(c)	13,710
Total operating revenues	44,378	(3,076)		41,302
Operating expenses
Commodity costs	26,065	(2,620)	(c)	23,445
Gas distribution costs	2,572	—		2,572
Operating and administrative	6,442	(345)	(d),(h)	6,097
Depreciation and amortization	3,163	(213)	(d)	2,950
Impairment of long-lived assets	4,463	(4,392)	(d)	71
Impairment of goodwill	102	(102)	(d)	—
Total operating expenses	42,807	(7,672)		35,135
Operating income	1,571	4,596		6,167
Income from equity investments	1,102	(48)	(e)	1,054
Other income	452	1	(e)	453
Interest expense	(2,556)	(1)	(e)	(2,557)
Earnings before income taxes	569	4,548		5,117
Income tax recovery	2,697	(1,047)	(f)	1,650
Earnings	3,266	3,501		6,767
Earnings attributable to noncontrolling interests and redeemable noncontrolling interests	(407)	29	(g)	(378)
Earnings attributable to controlling interests	2,859	3,530		6,389
Preference share dividends	(330)	—		(330)
Earnings attributable to common shareholders	2,529	3,530		6,059
Earnings per common share attributable to common shareholders	1.66			3.97
Diluted earnings per common share attributable to common shareholders	1.65			3.95

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial statement.

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.              BASIS OF PRESENTATION

The pro forma adjustments are based on the best information available and assumptions that we believe are factually supportable and reasonable; however, such adjustments are subject to change. The unaudited pro forma condensed consolidated financial information is for illustrative and informational purposes only and is not intended to reflect what our consolidated statements of income would have been had the Transaction occurred on the dates indicated and is not necessarily indicative of our future consolidated statements of income.

The pro forma adjustments to the condensed consolidated statements of earnings, where applicable, have been translated from the United States Dollar to the Canadian Dollar using the year-to-date average rate for the period presented, except for impairments which have been translated at the monthly average rate for the month incurred. The pro forma adjustments to the condensed consolidated statement of financial position, where applicable, have been translated from the United States Dollar to the Canadian Dollar using the spot rate as at March 31, 2018.

2.              PRO FORMA ADJUSTMENTS

The unaudited pro forma consolidated financial statements reflect the following adjustments:

Unaudited Pro Forma Condensed Consolidated Financial Statements Adjustments

(a)         This adjustment reflects the elimination of assets and liabilities attributable to Midcoast.

(b)         This adjustment represents the receipt of cash consideration of US$1.1 billion at the closing of the transaction.

(c)          This adjustment reflects the elimination of revenues and commodity costs of Midcoast.

(d)         This adjustment reflects the elimination of operating and administrative expenses, depreciation and amortization, asset impairment, impairment of long-lived assets, and impairment of goodwill attributable to Midcoast. Not included in the pro forma results are anticipated savings due to costs that may be reduced or eliminated.

(e)          This adjustment reflects the elimination of non-operating income.

(f)           This adjustment represents the estimated income tax effect of the pro forma adjustments. This adjustment represents the estimated income tax effect of the pro forma adjustments. The tax effect of the pro forma adjustments was calculated using the historical statutory rates in effect for the periods presented.

(g)          This adjustment reflects the elimination of noncontrolling interest included in our historical results relating to Midcoast.

(h)         This adjustment reflects the elimination of US$11 million of incremental transaction costs associated with completing the disposition, including the payment of financial advisory, legal and other professional fees and expenses, which are recorded in our historical financial statements for the year ended December 31, 2017.

(i)             The $225 million pro forma adjustment to Other long-term assets includes $205 million in Property, plant and equipment classified as held for sale.

(j)            Derecognition of US$199 million ($257 million) of Goodwill relating to our interest in the Texas Express NGL pipeline system.

(k)         This adjustment reflects a liability of US$298 million to satisfy future volume commitments retained by us, of which US$39 million is expected to be settled in the next 12 months.

(l)             This adjustment reflects the deferred income tax effects of the cumulative pro forma adjustments to the unaudited statement of financial position as at March 31, 2018.

(m)     This adjustment reflects a gain of $34 million arising from the transaction based upon the cumulative pro forma adjustments to the unaudited statement of financial position as at March 31, 2018. This estimated gain has not been reflected in the pro forma consolidated statement of operations as it is considered to be nonrecurring in nature. No adjustment has been made to the sale proceeds to give effect to any working capital adjustments or other potential post-closing adjustments under the terms of the purchase agreement.